                                                                     Exhibit 2.7


                            EXHIBIT 2.7 - TERM SHEET


This term sheet sets out the terms of the transactions agreed to between Peace Arch Entertainment Group Inc. ("PEACE ARCH"), a company duly incorporated under the laws of the Province of British Columbia, CPC Communications Inc. ("CPC"), a company duly incorporated under the laws of the Province of Ontario, and Richard Watson personally and on behalf of the Accredited Investors described in clause 2 ("WATSON"), an attorney duly practising under the laws of the Province of Ontario (Peace Arch, CPC, GFT and Watson are sometimes collectively referred to as the "parties"). For valuable consideration, the receipt of which is acknowledged, the parties have agreed as follows:

1. The price for Peace Arch shares for purposes of the transactions contemplated hereby will be CDN$0.30 per share.

2. Watson will cause not less than four accredited investors ("accredited" as defined in the Ontario Securities Act) (the "Accredited Investors") to irrevocably subscribe and pay CDN$1,500,000 for, in cash, 5,000,000 Class B Subordinate Voting treasury shares of Peace Arch.

3. CPC will convey or cause to be conveyed to Peace Arch, effective December 20, 2002 (or as soon thereafter as allowed under GAAP), a portfolio of film production company assets and amounts receivable currently held in CPC or a subsidiary, such combined assets having a total net value of not less than CDN$2,500,000. These assets are summarized below:

         A. Production  Assets

          PRODUCTION COMPANY                  NAME OF FILM PROJECT (TOGETHER THE "FILMS")
         ------------------------------------ ------------------------------------------------------------------
         GFT Absolon Films Inc. ("Absolon     "Absolon" starring Christopher Lambert
         Co.")
         ------------------------------------ ------------------------------------------------------------------
         GFT Crime Spree Films Inc. ("Crime   "Crime Spree" starring Gerard Depardieu and Harvey Keitel
         Spree Co.")
         ------------------------------------ ------------------------------------------------------------------
         GFT Rough Rider Films Inc. ("Rough   "Partners In Action" starring Armand Assante
         Rider Co.")
         ------------------------------------ ------------------------------------------------------------------
         GFT Limit Films Inc. ("Limit Co.")   "The Limit" starring Lauren Bacall
         ------------------------------------ ------------------------------------------------------------------
         GFT Detention Films Inc.             "Detention" starring Dolf Lundgren
         ("Detention Co.")
         ------------------------------------ ------------------------------------------------------------------


     All of the issued and outstanding shares in each of Absolon Co., Crime Spree Co., Rough Rider Co., Limit Co. and Detention Co. (collectively, the "Prodcos"), which are single-purpose companies, are owned 100% by CPC or a subsidiary of CPC. Prior to Closing, CPC shall cause to be transferred 100% of the shares of the Prodcos to GFT Entertainment Inc, a clean company without any liabilities. On Closing, Peace Arch shall acquire 100% of the shares of GFT Entertainment Inc.


     B. Assigned Receivable Assets:

     B. 1 Federal and Ontario Tax credit receivables due to the ProdCos, estimated at CDN$ 280,000

     B.2 Interim Collateral Deposit of approximately CDN$ 300,000 directed to be received from Royal Bank of Scotland

     B.3 Ownership of loan due to Greenlight Entertainment Inc. from GFT Limit Films Inc. as set out in the agreement dated as of September 18, 2002 (the "Loan") in the amount of US$959,713. CPC shall ensure that GEI shall not do anything to compromise the Loan prior to Closing and shall ensure a security interest (approved by Peace Arch) is registered in favour of Peace Arch (or a subsidiary) in the appropriate priority and registry upon Closing.

     B.4 Assignment of the first CDN$408,000 due CPC or its subsidiary in respect of proceeds of France exploitation of Crime Spree (the "Assigned French Proceeds"). Provided Peace Arch has received actual cash from the Assigned Receivable Assets in the amount of C$ 2,500,000, then with respect to any monies received in excess of $ 2,500,000 from the Assigned Receivable Assets (the "Excess") or the net profits received by any of the ProdCos ("Net Profits"), Peace Arch shall cause such ProdCo to remit forthwith such Excess or Net Profits to CPC until an amount equal to the Assigned French Proceeds actually received has been recouped by CPC. Thereafter, any further Net Profits will be the property of Peace Arch or its subsidiaries.

     C. In relation to the assets to be acquired, CPC, the sole shareholder of Greenlight Film and Television Inc. ("GFT"), shall obtain consents for Peace Arch's use of the word "Greenlight" or "GFT" in its corporate name and Peace Arch's employment of GFT staff and shall grant the right to Peace Arch to continue the ongoing business and development activities of GFT;

     Upon Closing, the Production Assets and Assigned Receivable Assets will be conveyed to Peace Arch in consideration for the issuance of 8,333,333 Class B Subordinate Voting treasury shares of Peace Arch, subject to applicable securities regulations and stock exchange rules. To the extent possible, such asset transfers will be done on a tax-free rollover basis. Prior to Closing, no changes shall be made to any agreement which may affect the assets being conveyed above except as contemplated herein without the written approval of Peace Arch.

4. At the Peace Arch AGM presently scheduled for January 20, 2003, the transactions will be considered for approval by the shareholders of Peace Arch. Upon shareholder approval of the transactions or upon Closing (to be determined at the AGM), the directors of Peace Arch shall resign, except to the extent that CPC and Watson desire to retain any of the existing directors as such, and the resigning directors shall be replaced by nominees of CPC and Watson, provided such nominees are acceptable to the securities regulatory authorities and stock exchanges having jurisdiction and qualify under the British Columbia Company Act (the "Act").

5. On Closing, Gary Howsam shall, subject to being acceptable to the securities regulatory authorities and stock exchanges having jurisdiction and qualifying under the Act, become the most senior executive officer of Peace Arch with overall management authority, subject to and reporting to the Board of Directors of Peace Arch in accordance with the terms of his engagement agreement set out in Schedule "A" hereto.

6. It is hereby agreed that the debt, liabilities and obligations of Peace Arch to Fremantle Media Enterprises Ltd. and Comerica Bank be resolved in accordance with the agreements set out and attached in Schedules "B" and "C" hereto, such agreements to be put in long-form agreements, if required, either before or after the Closing.

7. The documentary and financial closing of the transactions contemplated hereby (the "Closing") shall take place as soon as possible following the shareholders of Peace Arch having approved the transactions at the annual general meeting (the "AGM"), it being acknowledged that such AGM is presently scheduled to take place on January 20, 2003, but in no event shall Closing take place later than January 31, 2003.

8. Notwithstanding the actual date of Closing of the transaction, such transaction shall be effective as of December 20, 2002 (or as soon thereafter as allowed under GAAP), for all accounting purposes.

9. This term sheet and the agreement between the parties in respect of the transactions contemplated hereby (the "Agreement"), its existence and its terms, are confidential and may not be disclosed by the parties to any person, except to their respective directors, senior management and professional advisors on a "need-to-know" basis, provided in each case that such persons are under an equivalent duty of confidentiality, and except as may be required pursuant to any statutory or securities regulatory or stock exchange requirement, provided that CPC and Watson shall have an opportunity to review and comment upon any such required disclosure.

10. Each of the parties shall bear its own expenses in connection with carrying out the terms of this Agreement.

11. This Agreement and the transactions contemplated hereby are conditional upon and subject to approval by Peace Arch's Shareholders, and the obtaining of any regulatory and stock exchange approvals, which in each case Peace Arch will use its commercially reasonable efforts to obtain. Subject to these conditions, this Agreement is final and binding on the parties hereto.

12. This Agreement is written in the name of CPC on the understanding that CPC may form one or more subsidiaries to carry out its terms. Furthermore, the parties acknowledge that the structuring of the transaction contemplated in paragraph 3 will be adjusted so as to take into account the advice of the parties' advisors on such matters as tax, tax credits, securities, accounting, and legal matters. The parties shall act in good faith and on reasonable commercial grounds in this regard.

13. Peace Arch shall ensure that, prior to Closing, neither it nor any of its subsidiaries make any material operating, financing or investing decisions without CPC's written approval, including without limitation, changes in personnel and issuance of stock options. Peace Arch represents and warrants to CPC that there are no threatened or pending lawsuits against it or its subsidiaries other than as disclosed in Schedule "D" hereto, that it has the full power and authority to enter into this transaction subject to the conditions set out in 11. herein. These representations and warranties are for the sole benefit of CPC and any of them may be waived by CPC at any time.

14. CPC shall ensure that, prior to Closing, none of the Prodcos make any material financing or investing decisions without Peace Arch's written approval. CPC represents and warrants to Peace Arch that each of the productions being undertaken by the Prodcos are all materially on budget, that there are no outstanding or threatened lawsuits against the Prodcos or the Films, that, other than disclosed herein, there are no material charge-holders, lien-holders or security interest holders against the Prodcos at this date, nor will there be on Closing and that it has the full power and authority to enter into this transaction and to convey the assets herein conveyed to Peace Arch. These representations and warranties are each given for the sole benefit of Peace Arch and any of them may be waived by Peace Arch at any time.

15. Pending the Closing, the parties shall negotiate in good faith and settle the terms of a more formal agreement embodying the terms of this Term Sheet and other industry terms, conditions, representations, warranties and covenants standard to such a formal agreement, failing which this Term Sheet shall remain valid and binding on each of the parties, subject only to paragraph 11 above.

16. This agreement shall be governed in accordance with the laws of British Columbia.

Terms agreed to and accepted this 18th  day of December, 2002


                            PEACE ARCH ENTERTAINMENT GROUP INC.


                            By:      /s/ Juliet Jones
                               -------------------------------------------------


                            CPC COMMUNICATIONS INC.


                            By:      /s/ Gary Howsam
                               -------------------------------------------------

                                 RICHARD WATSON



                            By:      /s/ Richard Watson
                               -------------------------------------------------